As filed with the Securities and Exchange Commission on June 22, 2007

Registration No. 333-__________

United States

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VCG Holding Corp.

(Exact name of registrant as specified in its charter)

Colorado	84-1157022
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Troy H. Lowrie

Chief Executive Officer

VCG Holding Corp.

390 Union Blvd., Suite 540

Lakewood, Colorado 80228

(303) 934-2424

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices and agent for service)

Approximate date of commencement of proposed sale to public: as soon as practicable after the registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earliest effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $.0001 par value per share	1,398,625	$9.10	$12,727,487.50	$390.73

(1)	Represents shares being registered for resale by the holders of our common stock (hereinafter referred to as the “selling stockholders”) pursuant to an agreement among the Registrant and the selling stockholders and, pursuant to Rule 416 under the Securities Act, an indeterminate number of shares of common stock that are issuable upon stock splits, stock dividends, recapitalizations or other similar transactions affecting the shares of the selling stockholders.

(2)	Estimated solely for the purpose of determining the registration fee pursuant to Rule 457 promulgated under the Securities Act.

The information in this prospectus is not complete and may be changed without notice. VCG Holding Corp. and the selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and VCG Holding Corp. and the selling stockholders are not soliciting offers to buy these securities, in any state where the offer or sale of these securities is not permitted.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Subject to completion, dated June 22, 2007

1,398,625 shares of Common Stock

VCG HOLDING CORP.

This prospectus relates to 1,398,625 shares of common stock of VCG Holding Corp., 575,701 shares of which are underlying warrants to purchase shares of our common stock, which may be offered by the selling stockholders identified on page 6 of this prospectus for their own account. We will receive no part of the proceeds from sales made under this prospectus.

We are paying the expenses incurred in registering the shares, but all selling and other expenses incurred by the selling stockholders will be borne by the selling stockholders.

The shares of common stock being offered pursuant to this prospectus are “restricted securities” under the Securities Act of 1933, as amended (the “Securities Act”), before their sale under this prospectus. This prospectus has been prepared for the purpose of registering these shares of common stock under the Securities Act to allow for a sale by the selling stockholders to the public without restriction. The selling stockholders and the participating brokers or dealers may be deemed to be an “underwriter” within the meaning of the Securities Act, in which event any profit on the sale of shares by the selling stockholders, and any commissions or discounts received by the brokers or dealers, may be deemed to be underwriting compensation under the Securities Act.

Our common stock is traded on the American Stock Exchange under the symbol “PTT”. On June 21, 2007, the last reported sale price of our common stock was $9.10 per share.

Investing in our common stock involves a high degree of risk. Please carefully consider the “ Risk Factors” beginning on page 3 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June ___, 2007.

We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You should not rely on any unauthorized information. This prospectus does not offer to sell or buy any shares in any jurisdiction in which it is unlawful. The information in this prospectus is current as of the date on the cover. You should rely only on the information contained or incorporated by reference in this prospectus.

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FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into the prospectus include forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934 as amended, and are subject to the safe harbor created thereby. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements or our industry to be materially different from those expressed or implied by any forward-looking statements. In some cases, forward-looking statements can be identified by terminology such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential” or other comparable terminology. Please see the “Cautionary Note Regarding Forward-Looking Statements” in our Form 10-KSB for the year ended December 31, 2006 for a discussion of certain important factors that relate to forward-looking statements contained in this prospectus. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct.

These forward-looking statements are subject to numerous risks, uncertainties and assumptions about us, including the factors described under “Risk Factors” in this prospectus. The forward-looking events we discuss in this prospectus might not occur in light of these risks, uncertainties and assumptions. Unless otherwise required by applicable securities laws, we disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

SUMMARY

Overview

VCG Holding Corp. (AMEX: PTT), sometimes referred to in this prospectus as the Company, is engaged in owning and operating nightclubs that provide quality live adult entertainment and food and beverage services. Since 2002, we have purchased and operated 16 adult entertainment nightclubs and one upscale dance club, and have sold two of those clubs, such that as of June 5, 2007, we own and operate a total of 14 adult entertainment nightclubs. Five of our nightclubs offer fine dining in full service restaurants and have VIP facilities and 13 of our nightclubs serve alcoholic beverages. An upscale dance club (Tabu) is located in the same building with one of our adult entertainment nightclubs.

We currently own the following nightclubs:

•	PT’s® Showclub in Indianapolis, Indiana (acquired 2002)

•	PT’s® in Brooklyn in East Saint Louis, Illinois (acquired 2002)

•	PT’s® Nude in Denver, Colorado (acquired 2004)

•	The Penthouse Club® in Denver, Colorado (acquired 2004)

•	Diamond Cabaret in Denver, Colorado (acquired 2004)

•	Tabu (dance club) in Denver, Colorado (opened June 2005 and located in the same building as the Diamond Cabaret)

•	PT’s® Showclub / Appaloosa Club in Colorado Springs, Colorado (opened October 2006)

•	PT’s® Showclub in Denver, Colorado (acquired December 2006)

•	PT’s® Showclub in Louisville, Kentucky (acquired January 2007)

•	Roxy’s Showclub in Brooklyn in East Saint Louis, Illinois (acquired February 2007)

•	PT’s® Showclub in Centerville, Illinois (acquired February 2007)

•	PT’s® Sports Cabaret in Sauget, Illinois (acquired March 2007)

•	The Penthouse Club® in Sauget, Illinois (acquired March 2007)

•	The Men’s Club® of Raleigh in Raleigh, North Carolina (acquired April 2007)

•	Sheik’s Palace Royale in Minneapolis, Minnesota (acquired May 2007)

The majority of our clubs operate under the branded names The Men’s Club®, PT’s®, Diamond Cabaret and The Penthouse Club® under non-exclusive licensing agreements.

In 2003, we acquired International Entertainment Consultants, Inc., sometimes referred to in this prospectus as IEC, a company formed in 1980 that provides management services to our nightclubs and non-owned affiliated nightclubs for a fee. In June 2002, we formed VCG Real Estate Holding Corporation, a wholly-owned subsidiary, that owns the land and buildings which house four of our nightclubs.

The day-to-day management of all nightclubs is conducted through IEC. IEC also manages three clubs owned by our Chairman and Chief Executive Officer, Troy H. Lowrie, or Lowrie Management LLLP, an affiliate of Mr. Lowrie. IEC provides those clubs with management and supervisory personnel to oversee operations, hires and contracts for all operating personnel, establishes club policies and procedures, conducts compliance monitoring and purchasing, provides accounting and other administrative services and prepares financial and operating reports and income tax returns. IEC charges a management fee which is based on an allocation of the Company’s common expenses incurred in maintaining these functions.

We classify our operations into two reportable segments: the operation of adult nightclubs we own and the management of non-owned adult nightclubs. In general, we operate the management segment not with a view to generating a operating profit on the operations of that segment alone, but rather with the view that the fees generated from that segment will offset expenses we incur in maintaining our regional and corporate staff and functions and thus assist us in achieving certain economies of scale in the management of the nightclubs we own.

We believe that maximum profitability and sustained growth in the industry can only be obtained from owning and operating a number of upscale adult entertainment nightclubs. Our strategy for growth is to acquire, upgrade existing and develop/build upscale nightclubs in areas that are not market saturated and already receptive to well-managed upscale nightclubs.

Background

We were incorporated under the laws of the State of Colorado in 1998, but did not begin operations until April 2002. Our executive offices are located at 390 Union Boulevard, Suite 540, Lakewood, CO 80228, and our telephone number is (303) 934-2424. Our website is www.vcgh.com. The information on our website is not intended to be a part of this prospectus, and you should not rely on any of the information provided there in making your decision to invest in our common stock or warrants.

RISK FACTORS

An investment in our common stock involves significant risks. You should read these risk factors before deciding whether to invest in our company. The following is a description of what we consider our key challenges and risks.

Risks Related to Our Business and Industry

•	We have had limited operations which makes our future operating results difficult to predict.

We were incorporated as a Colorado corporation in 1998 and began operating adult entertainment nightclubs in 2002. Since 2002, we have acquired 15 nightclubs, one dance club, and developed and built one nightclub. We have subsequently in 2005 and 2007, disposed of one of the acquired nightclubs at a loss and sold the developed and built club, which we broke even on.

We have a limited operating history. We face the risks and uncertainties of other early-stage companies. As a result of our limited operating history, we may not be able to correctly estimate our future operating expenses, which could lead to cash shortfalls. Our budgeted expense levels are based in part on our expectations concerning future revenues. We may be unable to adjust our operations in a timely manner to compensate for any unexpected shortfall in revenues. Accordingly, a significant shortfall in demand for our services would decrease our revenues and could have an immediate and material adverse effect on our business, results of operations and financial condition. To the extent that expenses precede or are not rapidly followed by increased revenue, our business, results of operations and financial condition may be materially adversely affected.

•	Our business operations are subject to regulatory uncertainties which may affect our ability to acquire additional nightclubs, remain in operation or be profitable.

Adult entertainment nightclubs are subject to ever changing local, state and federal regulation. Our business is regulated by local zoning, local and state liquor licensing, local ordinances and state and federal time place and manner restrictions. In the states in which we currently operate, liquor licenses renew annually, and are considered to be a “privileged” license that could be subject to suspension or revocation. The adult entertainment provided by our nightclubs has elements of speech and expression and, therefore, enjoys some protection under the First Amendment to the United States Constitution. However, the protection is limited to the expression, and not the conduct of an entertainer. While our nightclubs are generally well established in their respective markets, there can be no assurance that local, state and/or federal licensing and other regulations will permit our nightclubs to remain in operation or profitable in the future. Further, if we are involved in costly administrative or legal proceeds to revive our licenses this may result in negative publicity and decrease revenue.

•	There is substantial competition in the nightclub entertainment industry which may affect our ability to operate profitably or acquire additional clubs.

Our existing nightclubs (and any other clubs that we may acquire) face competition from other nightclubs, both for nightclub acquisitions and patrons. These competitors may have greater financial and management resources than our company. In addition, the industry is especially sensitive to ever-changing and unpredictable competitive trends and competition for general entertainment dollars which cannot be easily predicted and which are beyond our control.

•	Our business is dependent upon management and employees for continuing operations and expansion.

Our success will depend, to a significant extent, on the efforts and abilities of Troy H. Lowrie, our Chairman and Chief Executive Officer, and Micheal L. Ocello, our President and a director. The loss of the services of Messrs. Lowrie and/or Ocello or our inability to recruit and train additional key personnel in a timely fashion could have a material and continuing adverse effect on our business and future prospects. A loss of one or more of our current officers or key personnel could severely and negatively impact our operations. Our current management team is understaffed and has very limited experience managing a public company subject to the SEC’s periodic reporting obligations.

Hiring qualified management will be difficult due to the limited number of qualified professionals in the work force in general. We have in the past experienced difficulty in recruiting qualified personnel and there can be no assurance that we will be successful in attracting and retaining additional members of management if the business begins to grow. Failure to attract and retain personnel, particularly management personnel, would materially harm our business, financial condition and results of operations.

•	If we are unable to effectively promote our brand and establish a leading position in the marketplace, our business may fail.

We believe that the importance of brand recognition will increase over time. In order to gain brand recognition, we believe we must increase our marketing and advertising budgets to create and maintain brand name loyalty through the promotion and development of our affiliation with the PT’s, Diamond Cabaret, The Penthouse Club and The Men’s Club names. We do not know whether these efforts will lead to greater brand recognition. If we are unable to effectively promote our brand and establish a leading position in the marketplace, our operations will suffer. The risk of losing any of the naming rights that we have is that we have expended capital to establish club operations under these names and it would in the short-term negatively impact revenues of the clubs whose naming rights we lose.

•	Our acquisitions of companies may result in disruptions in business and diversion of management’s attention.

We may make acquisitions of complementary nightclubs, restaurants or related operations. Any acquisitions will require the integration of the operations, products and personnel of the acquired businesses and the training and motivation of these individuals. Such acquisitions may disrupt our operations and divert management’s attention from day-to-day operations, which could impair our relationships with current employees, customers and partners. We may also have to or choose to incur debt or issue equity securities to pay for any future acquisitions. These issuances could be substantially dilutive to stockholders. In addition, our profitability may suffer because of acquisition-related costs or amortization or impairment costs for acquired goodwill and other intangible assets. If management is unable to fully integrate acquired business, products or person with existing operation, we may not receive the benefits of the acquisitions, and our revenues and stock trading price may decrease.

•	Our business plan and proposed strategy has not been independently evaluated.

We have not obtained any independent evaluation of our business plan and proposed business strategy. There can be no assurance that our nightclubs or proposed strategy will generate sufficient revenues to maintain profitability.

•	We may be subject to uninsured risks which if realized could expose us to liabilities which we may not be able to pay.

We maintain insurance in amounts we consider adequate for personal injury and property damage to which our nightclubs may be subject. When available at reasonable rates, we maintain personal injury liquor liability insurance. We currently do not have such personal injury liquor liability coverage in place. However, there can be no assurance that we will not be exposed to potential liabilities in excess of the coverage provided by insurance, including, but not limited to, liabilities which may be imposed pursuant to state “dram shop” statutes or common law theories of liability. In general, “dram shop” statutes provide that a person injured by an intoxicated person has the right to recover damages from an establishment that wrongfully served alcoholic beverages to such person if it was apparent to the server that the individual being sold, served or provided with an alcoholic beverage was obviously intoxicated to the extent that he presented a clear danger to himself and others.

•	Provisions in our bylaws provide for indemnification of officers and directors, which could require us to direct funds away from our business.

Our bylaws provide for the indemnification of our officers and directors. We may be required to advance costs incurred by an officer or director and to pay judgments, fines and expenses incurred by an officer or director, including reasonable attorneys’ fees, as a result of actions or proceedings in which our officers and directors are involved by reason of being or having been an officer or director of our company. Funds paid in satisfaction of judgments, fines and expenses may be funds we need for the operation of our business, thereby affecting our ability to attain profitability.

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As a public company, our business is subject to numerous reporting requirements that are currently evolving and could substantially increase our operating expenses and divert management’s attention from the operation of our business.

The Sarbanes-Oxley Act of 2002, which became law in July 2002, has required changes in some of our corporate governance, securities disclosure and compliance practices. In response to the requirements of that Act, the SEC and the

American Stock Exchange have promulgated new rules and listing standards covering a variety of subjects. Compliance with these new rules and listing standards has significantly increased our legal and financial and accounting costs, and we expect these increased costs to continue. In addition, the requirements have taxed a significant amount of management’s and our board of directors’ time and resources. Likewise, these developments may make it more difficult for us to attract and retain qualified members of our board of directors, particularly independent directors or qualified executive officers.

As directed by Section 404 of the Sarbanes-Oxley Act, the SEC adopted rules requiring public companies to include a report of management on the company’s internal controls over financial reporting in their annual reports on Form 10-KSB 2007 that contains an assessment by management of the effectiveness of the company’s internal controls over financial reporting. In addition, the public accounting firm auditing the company’s financial statements must attest to and report on management’s assessment of the effectiveness of the company’s internal controls over financial reporting. This requirement will first apply to our annual report on Form 10-KSB for our fiscal year ending December 31, 2008. We are in the process of evaluating our internal control systems in order to (i) allow management to report on, and our independent auditors to attest to our internal controls, as required by these laws, rules and regulations, (ii) provide reasonable assurance that our public disclosure will be accurate and complete, and (iii) comply with the other provisions of Section 404 of the Sarbanes-Oxley Act. We cannot be certain as to the timing of the completion of our evaluation, testing and remediation actions or the impact these may have on our operations. Furthermore, there is no precedent available by which to measure compliance adequacy. If we are unable to conclude that we have effective internal controls over financial reporting in 2007 or, if our independent auditors are unable to provide us with an unqualified report as to the effectiveness of our internal controls over financial reporting as of December 31, 2008 and future year-end results as required by Section 404, investors could lose confidence in the reliability of our financial statements, which could result in a decrease in the value of our securities. Further, if we are not able to implement the requirements relating to internal controls and all other provisions of Section 404 in a timely fashion or achieve adequate compliance with these requirements or other requirements of the Sarbanes-Oxley Act, we might become subject to sanctions or investigation by regulatory authorities such as the SEC and AMEX. Any such action may materially adversely affect our reputation, financial condition and the value of our securities, including our common stock. We expect that the Sarbanes-Oxley Act and these other laws, rules and regulations will increase legal and financial compliance costs and will make our corporate governance activities more difficult, time-consuming and costly. We also expect that these new requirements will make it more difficult and expensive for us to obtain director and officer liability insurance.

Risks Related to Our Securities

•	The public market for our securities was recently established, and our stock price could be volatile and could decline, resulting in a substantial loss in your investment.

Although our common stock has been quoted on American Stock Exchange under the symbol PTT since June 15, 2004, the trading in our stock has been limited and sporadic until recently. A consistently active trading market for our common stock may not continue to develop, or be sustained, which could affect your ability to sell your securities and could depress the market price of your securities. In addition, the stock market in general and the price of our common stock has been extremely volatile. As a result, the market price of our common stock is likely to be similarly volatile, and investors in our common stock may experience a decrease in the value of their stock, including decreases unrelated to our operating performance or prospects. The price of our common stock could be subject to wide fluctuations in response to a number of factors, including those listed in this “Risk Factors” section of this prospectus. In the past securities class action litigation has often been instituted against companies following periods of volatility in their stock price. This type of litigation against us could result in substantial costs and divert our management’s attention and resources.

•	We must continue to meet the American Stock Exchange continued listing requirements or we risk delisting.

Our common stock is currently listed for trading on the American Stock Exchange, or AMEX. We must continue to satisfy AMEX’s continued listing requirements or risk delisting of our securities which would have an adverse effect on our business. We received a warning letter from the AMEX on March 26, 2007 indicating that we are not in compliance with certain AMEX continued listing standards. We are currently working with the AMEX to resolve this issue related to the listing of additional shares of common stock issued in 2006 and 2007. If our common stock is de-listed from the AMEX, it may trade on the over-the-counter market or the Pink Sheets, which may be less liquid markets, or not at all. In such case, our stockholders’ ability to trade, or obtain quotations of the market value of, shares of our common stock would be severely limited because of lower trading volumes and transaction delays. These factors could contribute to lower prices and larger spreads in the bid and ask prices for our securities.

•	Your ownership could be diluted by future issuances of our stock, options, warrants or other securities.

Your ownership in the Company may be diluted by future issuances of capital stock or the exercise of outstanding or to be issued options, warrants or convertible notes to purchase capital stock. In particular, we may sell securities in the future in order to finance operations, expansions or particular projects or expenditures.

•	We could use the issuance of additional shares of our authorized stock to deter a change in control.

As of June 5, 2007, we had 16,930,653 shares of common stock outstanding, out of a total of 50,000,000 shares of common stock authorized and zero shares of Series A preferred stock out of a total of 1,000,000 shares authorized for future issuance under our Articles of Incorporation. This does not include 150,001 shares of common stock reserved for issuance under our 2002 Stock Option and Stock Bonus Plan, 9,710 shares of common stock reserved for issuance under our 2003 Stock Option and Stock Bonus Plan, and 1,000,000 shares of common stock reserved for issuance under our 2004 Stock Option and Appreciation Rights Plan.

In addition, our board of directors is authorized to issue “blank check” preferred stock, with designations, rights and preferences as they may determine. Accordingly, our board of directors may, without stockholder approval, issue shares of preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of our common stock. This type of preferred stock could also be issued to discourage, delay or prevent a change in our control. Authorized and unissued preferred stock could also delay, discourage, hinder or preclude an unsolicited acquisition of our company, could make it less likely that stockholders receive a premium for their shares as a result of any such attempt, and could adversely affect the market prices, and the voting and other rights, of the holders of outstanding shares of common stock.

•	Our bylaws contain provisions requiring staggered terms for our directors.

At the May 10, 2007 meeting of our board of directors, our bylaws were amended to create staggered terms for the members of our board of directors. Accordingly, the terms that our directors will serve were divided into three classes, one of which currently includes three directors and two of which currently include two directors. Starting with our 2008 annual meeting, the director nominees in each class up for election at an annual meeting will be elected for three years and serve until the election and qualification of their successors. The effect of this change to our bylaws is that it will be more difficult in the future for a majority shareholder to control our board of directors because it will take at least two years for such majority shareholder to replace a sufficient number of directors to control the board and three years to replace all members of the board. These provisions in our bylaws could therefore discourage, delay or prevent a change in our control.

•	Our stock price has been volatile and may fluctuate in the future.

The trading price of our securities may fluctuate significantly. This price may be influenced by many factors, including:

•	our performance and prospects;

•	the depth and liquidity of the market for our securities;

•	sales by selling shareholders of shares issued or issuable in connection with the private placement;

•	investor perception of us and the industry in which we operate;

•	changes in earnings estimates or buy/sell recommendations by analysts;

•	general financial and other market conditions; and

•	domestic and international economic conditions.

Public stock markets have experienced, and are currently experiencing, substantial price and trading volume volatility. These broad market fluctuations may adversely affect the market price of our securities. In addition, fluctuations in our stock price may have made our stock attractive to momentum, hedge or day-trading investors who often shift funds into and out of stocks rapidly, exacerbating price fluctuations in either direction particularly when viewed on a quarterly basis.

•	The offering price of the securities being registered hereunder has been arbitrarily determined.

The price of our securities being registered for resale hereunder was established by the Company, and it does not bear a relationship to our assets, book value or other recognized criteria of value and should not be regarded as an objective valuation or an indication of any future resale value of the securities.

•	The application of the “penny stock” rules could adversely affect the market price of our common stock and increase your transaction costs to sell those shares.

Although our common stock currently trades above $5.00, if the trading price of our common stock falls below $5.00 per share, the open-market trading of our common stock will be subject to the “penny stock” rules. The “penny stock” rules impose additional sales practice requirements on broker-dealers who sell securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of securities and have received the purchaser’s written consent to the transaction before the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the broker-dealer must deliver, before the transaction, a disclosure schedule prescribed by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information on the limited market in penny stocks. These additional burdens imposed on broker-dealers may restrict the ability or decrease the willingness of broker-dealers to sell the common stock, and may result in decreased liquidity for our common stock and increased transaction costs for sales and purchases of our common stock as compared to other securities.

WE DO NOT INTEND TO PAY DIVIDENDS ON OUR COMMON STOCK

We have never declared or paid any cash dividends on our capital stock. We currently intend to retain any future earnings and do not expect to pay any dividends in the foreseeable future.

USE OF PROCEEDS

We will not receive any proceeds from the sale of 1,398,625 shares of common stock by the selling stockholders. However, we may receive cash consideration from the exercise of warrants held by the selling stockholders.

SELLING STOCKHOLDERS

We have agreed to file a registration statement with the Securities and Exchange Commission registering the resale of the 1,398,625 shares of common stock by the selling stockholders identified below. Following is a summary of the terms of the transactions pursuant to which we issued such securities to the selling stockholders.

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In November, 2004, we conducted a private placement to accredited investors pursuant to Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder pursuant to which we issued convertible promissory notes and warrants exercisable for an aggregate of 1,350,000 shares of our common stock and for which we granted the investors, placement agent and consultants registration rights. As of the date hereof, warrants to purchase an aggregate of 75,701 shares of our common stock held by Cranshire Capital, LP, Iroquois Capital, LP and Rockmore Investment Master Fund, Ltd. remain outstanding, 27,434 of which warrants are immediately exercisable at $3.00 per share and the remaining 48,267 of which warrants are immediately exercisable at $4.00 per share. The registration statement we filed in July 2005 to register the resale of the common stock underlying such warrants is no longer effective and we have therefore agreed to register the resale of such shares in this prospectus.

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On November 14, 2006, we entered into a Consulting Agreement with Montgomery Street Research, LLC pursuant to which we issued to Montgomery Street Research, LLC warrants to purchase 500,000 shares of our common stock for a period of three years, 250,000 of which warrants are immediately exercisable at $2.50 per share and the remaining 250,000 of which warrants are immediately exercisable at $3.00 per share.

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Between December 31, 2006 and March 1, 2007, we purchased five nightclubs (PT’s Showclub (Denver, CO), PT’s Showclub (Centerville, IL), The Penthouse Club (Sauget, IL), PT’s Sports Cabaret (Sauget, IL) and Roxy’s Showclub (Brooklyn, IL)) from Troy H. Lowrie, our Chairman and Chief Executive Officer, in exchange for the issuance to Mr. Lowrie of an aggregate of 250,000 shares of our common stock.

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On January 5, 2007, we purchased PT’s Showclub (Louisville, KY) in exchange for the issuance of an aggregate of 491,300 shares of our common stock as follows: 1) Vali Reed 107,300 shares; 2) Titelo Family Trust B 72,000 shares; 3) IS Investments, Inc. 72,000 shares; 4) Smeets Enterprises LLLP 72,000 shares; 5) Ltd. Investment Group LLC 64,000 shares; 6) Sylvia S. Hensley 16,000 shares; 7)Eric Peterson 16,000 shares; 8) Greg Lapp 24,000 shares; 9) James White 8,000 shares; 10) Harold Gorden 16,000 shares; and 11) Martin Egan 24,000 shares.

•	On January 31, 2007, we purchased a 20% limited partnership interest in RCC, LP from IS Investments, Inc. in exchange for the issuance of 38,235 shares of our common stock.

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In connection with the acquisition of The Men’s Club (Raleigh, NC), on April 16, 2007, 30,389 shares of our common stock were issued to David Baucom for services rendered by Mr. Baucom in connection with this acquisition.

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In connection with the acquisition of Sheik’s Palace Royale (Minneapolis, MN), on May 30, 2007, we issued 13,000 shares of our common stock to John Soto, Jr., a consultant to the Company, for services rendered by Mr. Soto in connection with this acquisition.

We determined beneficial ownership in accordance with rules promulgated by the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. The information in the table below is current as of the date of this prospectus. To prevent dilution to the selling stockholders, the following numbers may change because of stock splits, stock dividends or similar events involving our common stock.

Based on information provided to us by the selling stockholders, the following table sets forth ownership and registration information regarding the shares held by the selling stockholders, including: (1) the name of each selling stockholder, (2) the number of shares of our common stock beneficially owned by each selling stockholder, (3) the maximum number of shares of common stock which the selling stockholders may sell pursuant to this prospectus, and (4) the number and percentage of shares of common stock that the selling stockholders would own if they sold all their shares registered by this prospectus.

The table assumes that the selling stockholders sell all of the shares. We are unable to determine the exact number of shares that actually will be sold. We do not know how long the selling stockholders will hold the shares before selling them and we currently have no agreements, arrangements or understandings with any of the selling stockholders regarding the sale of any of the shares.

Each selling stockholder will receive all of the net proceeds from the sale of its shares of common stock offered by this prospectus. Except as otherwise indicated, we believe that the persons or entities named in the following table have sole voting and investment power with respect to all shares of common stock beneficially owned by them, subject to community property laws where applicable. The inclusion of any shares in this table does not constitute an admission of beneficial ownership by the selling stockholders named below.

Name and Address of Selling Stockholder	Number of Shares of Common Stock Beneficially Owned Prior to Offering	Number of Shares of Common Stock Being Offered	Number of Shares of Common Stock Beneficially Owned After the Offering	Percentage of Shares of Common Stock Beneficially Owned After the Offering
Cranshire Capital, LP (1) 3100 Dundee Rd. Suite 703 Northbrook, IL 60062	20,833	20,833	0	0

Iroquois Capital, LP (2) 641 Lexington Avenue 26th Floor New York, NY 10022	41,668	41,668	0	0

Rockmore Investment Master Fund, Ltd. (3) 150 E. 58th, 28th Floor New York, NY 10155	13,200	13,200	0	0

Montgomery Street Research, LLC (4) One Bush Place Suite 1200 San Francisco, CA 94104	500,000	500,000	0	0

IS Investments, Inc. (5) 2041 Goose Lake Rd. Suite 2A Sauget, IL 62206	110,335	110,235	100	*

Vali Reed 418 Royal Meadows Ct. Santa Rosa, CA 95404	127,300	107,300	20,000	*

Titelo Family Trust B 50 Mallorca Laguna Niguel, CA 92677	72,000	72,000	0	0

Smeets Enterprises LLLP (6) P.O. Box 939 Fairplay, CO 80440	72,000	72,000	0	0

Ltd. Investment Group, LLC (7) 6161 Clifton Oaks Place St. Louis, MO 63129	188,000	64,000	124,000	*

Sylvia S. Hensley P.O. Box 1529 Winter Park, CO 80482	21,500	16,000	5,500	*

Eric Peterson 18091 N 91st Drive Peoria, AZ 85582	41,000	16,000	25,000	*

Greg Lapp 5901 Mercury Drive Louisville, KY 40291	24,000	24,000	0	0

James W. White 19295 E. Cottonwood Drive #1311 Parker, CO 80138	14,500	8,000	6,500	*

Harold Gorden 5291 N. Mesa Drive Castle Rock, CO 80108	46,000	16,000	30,000	*

Martin Egan 603 Ison, Suite 101 San Antonio, TX 78216	24,000	24,000	0	0

David Baucom 8001 North Tryon Charlotte, NC 28262	30,389	30,389	0	0

John Soto, Jr. (8) 8429 Coyote Drive Castle Pines, CO 80108	13,100	13,000	100	*

Troy H. Lowrie (9) 390 Union Blvd. Suite 540, Lakewood, CO 80228	4,980,367	250,000	4,730,367	27.99%

(1)	Voting and investment power over the securities is held by Mitchell Kopin.

(2)	Voting and investment power over the securities is held by Josh Silverman.

(3)	Voting and investment power over the securities is held by Bruce Bernstein.

(4)	Voting and investment power over the securities is held by Paul Pollack.

(5)	Voting and investment power over the securities is held by Jay Dinkelmann.

(6)	Voting and investment power over the securities is held by Johan Van Baal.

(7)	Voting and investment power over the securities is held by Micheal Ocello. Mr. Ocello is our President and a member of our board of directors.

(8)	Mr. Soto is a consultant for the Company.

(9)	Mr. Lowrie is our Chairman and Chief Executive Officer. 4,352,767 of the shares are owned by Lowrie Management LLLP of which Mr. Lowrie is the sole general partner and a limited partner.

*	less than 1% of the outstanding shares.

PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits investors;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	to cover short sales made after the date that this registration statement is declared effective by the SEC;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus, upon the companies notification in writing by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and (vi) other facts material to the transaction. In addition, upon the our notification in writing by a selling stockholder that a donee or pledgee intends to sell more than 500 shares of common stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of Securities will be paid by the selling stockholder and/or the purchasers. Each selling stockholder has represented and warranted to the Company that it acquired the securities subject to this registration statement in the ordinary course of such selling stockholder’s business and, at the time of its purchase of such securities such selling stockholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

We have advised each selling stockholder that it may not use shares registered in this registration statement to cover short sales of common stock made prior to the date on which this registration statement shall have been declared effective by the SEC. If a selling stockholder uses this prospectus for any sale of the common stock, it will be subject to the prospectus delivery requirements of the Securities Act. The selling stockholders will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such selling stockholders in connection with resales of their respective shares under this registration statement.

We are required to pay all fees and expenses incident to the our registration of the shares, but we will not receive any proceeds from the sale of the common stock. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The selling stockholders and any other persons participating in the sale or distribution of these shares of our common stock will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder including, without limitation, Regulation M. These provisions may restrict activities of, and limit the timing of purchases and sales of any of these shares of our common stock by the selling stockholders. Furthermore, pursuant to Regulation M, a person engaged in a distribution of securities is prohibited from bidding for, purchasing or attempting to induce any person to bid for or purchase our securities for a period beginning five business days prior to the date of this prospectus until such person is no longer a selling stockholder. These regulations may affect the marketability of these shares of our common stock.

LEGAL MATTERS

The validity of the common stock being offered hereby will be passed upon for us by Brownstein Hyatt Farber Schreck, P.C., Denver, Colorado.

EXPERTS

The financial statements of VCG Holding Corp. as of December 31, 2006 and for each of the years in the two-year period then ended, incorporated herein by reference, have been so incorporated in reliance upon the report of Causey Demgen & Moore, Inc., independent registered public accounting firm, given upon their authority as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the shares of common stock offered by this prospectus.

We are subject to the informational requirements of the Exchange Act and are required to file annual and quarterly reports, proxy statements and other information with the SEC. You can inspect and copy reports and other information filed by us with the SEC at the SEC’s Public Reference Room at 100 F Street N.E., Washington, D.C. 20549. You may also obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0300. The SEC also maintains an Internet site at http:\\www.sec.gov that contains reports, proxy and information statements regarding issuers, including us, that file electronically with the SEC.

You should only rely on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with information. The common stock is not being offered in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of this prospectus or the supplement.

We are “incorporating by reference” into this prospectus certain information we file with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus. These documents contain important information about us and our finances. This prospectus incorporates by reference:

•	Our annual report on Form 10-KSB for the year ended December 31, 2006.

•	Our quarterly report on Form 10-QSB for the three month period ended March 31, 2007.

•	Our current reports on Form 8-K filed with the SEC on April 5, 2007, April 20, 2007, May 17, 2007, June 6, 2007, and June 14, 2007.

•	Our definitive proxy statement on Schedule 14A filed with the SEC on May 15, 2007.

•	The description of our common stock contained in our registration statement on Form SB-2 filed with the SEC on July 18, 2005.

All documents we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act from the date of this prospectus to the end of the offering of the common stock under this prospectus shall also be deemed to be incorporated herein by reference and will automatically update information in this prospectus.

You may request a copy of these filings, at no cost, by writing or calling us at the following address or telephone number:

VCG Holding Corp.

340 Union Blvd., Suite 540

Lakewood, CO 80228

(303) 934-2424

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITY

Limitation of Director Liability

Our bylaws limit the liability of our directors for monetary damages arising from a breach of their fiduciary duty as directors, except to the extent otherwise required by the Colorado Business Corporation Act. This limitation of liability may not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

Indemnification

Our bylaws require that we defend and indemnify our officers and directors to the full extent permitted by Colorado law. Under Colorado law, a corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because he or she was a director of the corporation against reasonable expenses incurred by him or her in connection with the proceeding. Under Colorado law, a corporation may indemnify an individual who is a party to a proceeding because he or she is or was an officer or director against liability incurred in the proceeding if the officer or director:

•	acted in good faith;

•	if acting in an official capacity, reasonably believed that his or her conduct was in the best interests of the corporation; and

•	in all other cases, reasonably believed that his or her conduct was at least not opposed to the best interests of the corporation.

Under Colorado law, a corporation may not indemnify an officer or director if:

•	in connection with a proceeding by or in the right of the corporation (i.e., a derivative action) in which the director or officer is adjudged liable to the corporation; or

•

in connection with any other proceeding charging that the director or officer derived an improper personal benefit, whether or not involving action in an official capacity, in which proceeding the director was adjudged liable on the basis that he or she derived an improper personal benefit.

At present, there is no pending litigation or proceeding involving any of our directors, officers, employees or agents where indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. No dealer, sales person or any other person has been authorized in connection with this offering to give any information or to make any representations other than those contained in this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such an offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the circumstances of the Company or the facts herein set forth since the date hereof.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other expenses of issuance and distribution.

The following expenses incurred in connection with the sale of the securities being registered will be borne by the Registrant. Other than the SEC registration fee and NASDAQ filing fee, the amounts stated are estimates.

SEC Registration Fee	$390.73
AMEX Listing Fee	$13,000.00
Legal Fees and Expenses	$10,000.00
Accounting Fees and Expenses	$5,000.00
Miscellaneous	$1,000.00

Total:	$29,390.73

Item 15.	Indemnification of directors and officers.

Our bylaws limit the liability of our directors for monetary damages arising from a breach of their fiduciary duty as directors, except to the extent otherwise required by the Colorado Business Corporation Act. This limitation of liability may not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

Our bylaws require that we defend and indemnify our officers and directors to the full extent permitted by Colorado law. Under Colorado law, a corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because he or she was a director of the corporation against reasonable expenses incurred by him or her in connection with the proceeding. Under Colorado law, a corporation may indemnify an individual who is a party to a proceeding because he or she is or was an officer or director against liability incurred in the proceeding if the officer or director:

•	acted in good faith;

•	if acting in an official capacity, reasonably believed that his or her conduct was in the best interests of the corporation; and

•	in all other cases, reasonably believed that his or her conduct was at least not opposed to the best interests of the corporation.

Under Colorado law, a corporation may not indemnify an officer or director if:

•	in connection with a proceeding by or in the right of the corporation (i.e., a derivative action) in which the director or officer is adjudged liable to the corporation; or

•

in connection with any other proceeding charging that the director or officer derived an improper personal benefit, whether or not involving action in an official capacity, in which proceeding the director was adjudged liable on the basis that he or she derived an improper personal benefit.

Item 16.	Exhibits.

Exhibit No.	Description
5.1	Legal Opinion of Brownstein Hyatt Farber Schreck, P.C.

23.1	Consent of Brownstein Hyatt Farber Schreck, P.C. (included in Exhibit 5.1).

23.2	Consent of Causey Demgen & Moore Inc.

24.1	Power of Attorney (included on the signature page of this registration statement).

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned on June 22, 2007.

VCG Holding Corp., a Colorado corporation

By:	/s/ Donald W. Prosser
	Name:	Donald W. Prosser
	Title:	Chief Financial and Accounting Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of VCG Holding Corp., hereby severally constitute Donald W. Prosser our true and lawful attorney with full power to him to sign for us and in our names in the capacities indicated below the registration statement filed herewith and any and all amendments to said registration statement, and generally to do all such things in our name and behalf in our capacities as officers and directors to enable VCG Holding Corp. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement and Power of Attorney has been signed below by the following persons in the capacities indicated on June 22, 2007:

Name and Signature	Title

/s/ Troy H. Lowrie Troy H. Lowrie	Chief Executive Officer and Chairman of the Board (Principal Executive Officer)

/s/ Micheal L. Ocello Micheal L. Ocello	President and Director

/s/ Donald W. Prosser Donald W. Prosser	Chief Financial and Accounting Officer and Assistant Secretary (Principal Financial and Accounting Officer)

/s/ Robert J. McGraw, Jr. Robert J. McGraw, Jr.	Director

/s/ Allen S. Rubin Allen S. Rubin	Director

/s/ Rand E. Kruger Rand E. Kruger	Director

/s/ Edward M Bearman Edward M Bearman	Director

/s/ Martin Grusin Martin Grusin	Director

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